IMG MUTUAL FUNDS, INC.


                                 EXHIBIT # 9(b)

                                       TO

                         POST-EFFECTIVE AMENDMENT NO. 7

                        FORM N-1A REGISTRATION STATEMENT


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                             IMG MUTUAL FUNDS, INC.

                          Administrative Services Plan


         Section 1. Upon the recommendation of the administrator of the IMG Mutual Funds, Inc., (the "Company"), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto as Appendix A or in any other form duly approved by the Board of Directors ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a class of the Company's shares of beneficial interest ("Shares") of one or more of the Company's investment portfolios (such portfolios hereinafter individually called a "Fund" and collectively the "Funds"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and described in the Company's applicable Prospectuses to their customers who own of record or beneficially Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.25% of the average daily net asset value of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Company with respect to Shares of a particular Fund in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Fund.

         Section 2. So long as this Plan is in effect, the administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 3. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Directors who are not "interested persons" of the Company (as defined by the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement provided, however, that the Plan shall not be implemented for a particular Fund prior to the effective date of the post-effective amendment to the Company's registration statement describing the Plan and its implementation with respect to that Fund.

         Section 4. Unless sooner terminated, this Plan shall continue until December ___, 1999, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Directors including a majority of the Disinterested Directors.

         Section 5. This Plan may be amended at any time with respect to any Fund by the Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in
Section 4.

         Section 6. This Plan is terminable at any time with respect to any Funds by vote of a majority of the Disinterested Directors.

         Section 7. While this Plan is in effect, the selection and nomination of those Disinterested Directors shall be committed to the discretion of the Company's Disinterested Directors.

         Section 8. This Plan has been adopted as of December ___, 1997.

         Section 9. The names "IMG Mutual Funds, Inc." and "Directors of IMG Mutual Funds, Inc." refer respectively to the Company created and the Directors, as directors but not individually or personally, acting from time to time under Articles of Incorporation dated November 17, 1994, to which reference is hereby made and a copy of which is o file at the office of the Secretary of the State of Maryland and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "IMG Mutual Funds, Inc." entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series and/or class of Shares of the Company must look solely to the assets of the Company belonging to such series and/or class for the enforcement of any claims against the Company
                                                             .

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                             IMG MUTUAL FUNDS, INC.
                                 (the "Company")
                               SERVICING AGREEMENT
                                       to
                          ADMINISTRATIVE SERVICES PLAN

Ladies and Gentlemen:

We wish to enter into this Servicing Agreement with you concerning the provision of administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of one or more of the Company's investment portfolios
(individually, a "Fund" and collectively, the "Funds"), which are listed on Appendix A.

The terms and conditions of this Servicing Agreement are as follows:

Section 1. You agree to provide administrative support services to your customers who may from time to time own of record or beneficially a Fund's Shares. Services provided may include some or all of the following: (i) processing dividend and distribution payments from a Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares; (iii) arranging for bank wires; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting with respect to the Shares beneficially owned by your customers or the information necessary for sub-account; (vi) if required by law, forwarding shareholder communications from a Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) forwarding to customers proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto; (vii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or pre-authorized instructions; (x) establishing and maintaining accounts and records relating to transaction in the Shares; (ix) assisting customers in changing dividend or distribution options , account designations and addresses; or (xii) other similar services if requested by the Company.

Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonable necessary or beneficial in order to provide the aforementioned services to customers.

Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Company, a Fund or its Shares except those contained in our then current prospectus for such shares, copies of which will be supplied by BISYS Fund Services, Inc., the Company's distributor, to you, or in such supplemental literature or advertising as may be authorized by the Company in writing.

Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Company in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers. You and your employees will upon request, be available during normal business hours to consult with the Company or its designees concerning the performance of your responsibilities under this Agreement.

Section 5. In consideration for the services and facilities provided by you hereunder, the Company will pay to you, and you will accept as full payment therefore, a fee at the annual rate of up to 0.25% of the average daily net assets of a Fund's Shares owned of record or beneficially by your customers from time to time for which you provide services hereunder, which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the customers' Shares will be computed in the manner specified in our then current Prospectus in connection with the computation of the net asset value of a Fund's Shares for purposes of purchases, exchanges and redemptions. The fee rate stated above may be prospectively increased or decreased by the Company, in its sole discretion, at any time upon notice to you. Further, the Company may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such shares to you for the account of any customer(s).

Section 6. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Agreement, will provide to the Company's Board of Directors, and the Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish the Company or its designees with such information as the Company or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Company and its designees (including, without limitation, any auditors designated by the Company), in connection with the preparation of reports to the Company's Board of Directors concerning this Agreement and the monies paid or payable by the Company pursuant hereto, as well as any other reports of filings that may be required by law.

Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Company; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will be fully disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations and will act solely as agent for, upon the order of, and for the account of, your customers.

Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Company or its designee. This Agreement may be terminated at any time, without the payment of any penalty by the vote of a majority of the members of the Board of Directors of the Company and who have no direct or indirect financial interest in the operation of the Administrative Services Plan and in any related agreements to the Administrative Servicing Plan ("Disinterested Directors") or by a majority of the outstanding voting securities of the Company on not more than sixty (60) days written notice to the parties to this Agreement.

Section 10. All notices and other communications to either you or the Company will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above.

Section 11. This Agreement will be construed in accordance with the laws of the State of Ohio and in non-assignable by the parties hereto.

Section 12. This Agreement has been approved by vote of a majority of (i) the Company's Board of Directors and (ii) the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such approval.

Section 13. The names "The IMG Mutual Funds, Inc." and "Directors of the IMG Mutual Funds, Inc." refer respectively to the Fund created and the Directors, as directors but not individually or personally, acting from time to time under Articles of Incorporation dated November 17, 1994 which is hereby referred to and a copy of which is on file at the office of Secretary of the State of Maryland and at our principal office. The obligations of "The IMG Mutual Funds, Inc." entered in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only the Fund Property (as defined in the Articles of Incorporation), and all persons dealing with any class of Shares of the Company must look solely to the Fund Property belonging to such class for the enforcement of any claims against the Company.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return to the Company's designee, Investors Management Group, 2203 Grand Avenue, Des Moines, Iowa 50312-5338.

Very truly yours,

THE IMG MUTUAL FUNDS, INC.

By: _____________________________________
         Authorized Officer

Date: ___________________________________



Accepted and Agree to:

Firm: ___________________________________

By: _____________________________________
         Authorized Officer, Title

Date: ___________________________________


_________________________________________
         Taxpayer Identification Number



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                                   APPENDIX A

                           TO SERVICING AGREEMENT FOR
                          ADMINISTRATIVE SERVICES PLAN
                         FOR THE IMG MUTUAL FUNDS, INC.

Names of Funds

Vintage Equity Fund Vintage Aggressive Growth Fund Vintage Balanced Fund Vintage Municipal Bond Fund Vintage Bond Fund Vintage Income Fund Vintage Limited Term Bond Fund Liquid Assets Fund Government Assets Fund Municipal Assets Fund